FOR IMMEDIATE RELEASE

February 8, 2008

Contact: Rosemarie Faccone

   or Susan Jordan

   732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

REPORTS THREE-MONTH EARNINGS

FREEHOLD, NJ, February 8, 2008........Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) reported net loss applicable to common shareholders of ($853,000) or ($0.04) per common share for the three months ended December 31, 2007, as compared to net income applicable to common shareholders of $1,525,000 or $0.07 per common share for the three months ended December 31, 2006.

A summary of significant financial information for the three months ended December 31, 2007 and 2006 is as follows:

	Three Months Ended December 31,
	2007	2006
Rental and Reimbursement Revenue	$9,780,000	$6,707,000
Total Expenses	$4,828,000	$3,420,000
Interest and Dividend Income	$403,000	$245,000
Gain (Loss) on Securities Transactions, net	$(2,296,000)	$72,000
Net Income (Loss) before Preferred Dividends	$(223,000)	$1,525,000
Net Income (Loss) before Preferred Dividends Per Common Share	$(.01)	$.08
Net Income (Loss) Applicable to Common Shareholders	$(853,000)	$1,525,000
Net Income (Loss) Applicable to Common Shareholders Per Common Share	$(.04)	$.07
FFO (1)	$1,361,000	$2,854,000
FFO Per Common Share (1)	$.06	$.14
Weighted Avg. Common Shares Outstanding	23,948,000	20,204,000

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A summary of significant balance sheet information as of December 31, 2007 and September 30, 2007 is as follows:

	December 31, 2007	September 30, 2007
Total Real Estate Investments	$331,018,000	$320,197,000
Securities Available for Sale	$13,535,000	$13,437,000
Total Assets	$372,848,000	$366,908,000
Mortgage Notes Payable	$179,044,000	$174,352,000
Subordinated Convertible Debentures	$14,990,000	$14,990,000
Loans Payable	$8,251,000	$2,500,000
Total Shareholders’ Equity	$162,149,000	$167,214,000

Eugene W. Landy, President, stated, “Monmouth Real Estate Investment Corporation had an outstanding year in the fiscal year ended September 30, 2007. Our progress continued in the first quarter of fiscal 2008 and we anticipate that the year ending September 30, 2008 will be an excellent year for our REIT.  Our properties are virtually fully leased.  Our expiring leases are being renewed.  Several of our buildings are being expanded pursuant to new long-term leases. Our excellent financial results have been adversely impacted by two factors:  $1.8 million in non-cash losses being booked for stock investments that have declined in price; and $500,000 in losses taken on derivative positions in U.S. treasuries intended to hedge against rising interest rates.  Our year end numbers should better represent our progress.  We assume the negatives in the first quarter will be non-recurring in subsequent quarters.  Not only should there be no further significant securities write-downs in subsequent quarters, but losses taken in the first quarter will recover if securities prices rise.  The companies in which we invested continue to pay the same dividends, and our cash generated from operations meet our expectations.  Shareholders are encouraged to read the quarterly report in full.  Management’s assessment of results is that overall the first quarter results were very satisfactory.”

Monmouth Real Estate Investment Corporation is a publicly owned real estate investment trust specializing in net-leased industrial property.  Monmouth Real Estate Investment Corporation’s equity portfolio consists of fifty-eight industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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(1)  Non-GAAP Information:  Funds from operations (FFO), is defined as net income applicable to common shareholders, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per share is defined as FFO divided by weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding the Company’s financial performance.

FFO and FFO per share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO and FFO per share for the three months ended December 31, 2007 and 2006 are calculated as follows:

                       Three Months Ended

	12/31/07	12/31/06

Net Income (Loss)	($223,000)	$1,525,000
Accumulated Preferred Dividend	(840,000)	(189,000)
Depreciation Expense	1,889,000	1,360,000
Depreciation Expense Related to Discontinued Operations	-0-	39,000
Amortization of In-Place Lease Intangible Assets	535,000	119,000
FFO	$1,361,000	$2,854,000

Weighted Ave. Common Shares Outstanding	23,948,000	20,204,000
FFO Per Common Share	$.06	$.14

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended December 31, 2007 and 2006:

		Three Months Ended
	12/31/07	12/31/06

Operating Activities	$3,996,000	3,041,000
Investing Activities	(15,931,000)	(9,611,000)
Financing Activities	6,479,000	18,795,000

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The following is the net income per common share for the three months ended December 31, 2007 and 2006:

	Three Months Ended
	12/31/07	12/31/06

BASIC EARNINGS – PER SHARE
Income (Loss) from Continuing Operations	($.01)	$.08
Less: Accumulated Preferred Dividend	(.03)	(.01)
Income from Discontinued Operations	-0-	-0-
Net Income (Loss) Applicable to Common Shareholders – Basic	($.04)	$.07

DILUTED EARNINGS – PER SHARE
Income from Continuing Operations	($.01)	$.08
Less: Accumulated Preferred Dividend	(.03)	(.01)
Income from Discontinued Operations	-0-	-0-
Net Income Applicable to Common Shareholders – Diluted	($.04)	$.07

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